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                   [L J SOLDINGER ASSOCIATES, LLC LETTERHEAD]


August 30, 2005




Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: Stellar Technologies, Inc.
    Commission File Number 000-33099


         We have read the statements that we understand Stellar Technologies, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

         We have no basis to agree or disagree with other statements made under
Item 4.01 or statements made regarding other accounting firms.

Sincerely,



L J Soldinger Associates, LLC
Deer Park, Illinois